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                                                                    EXHIBIT 99.1


CONTACTS:
FOR MEDPARTNERS:                                   FOR PHYCOR:
Larry R. House                                     Joseph C. Hutts
Chairman of the Board and CEO                      Chairman, President and CEO
or                                                 or
Harold O. Knight, Jr.                              John K. Crawford
Executive Vice President, CFO                      Chief Financial Officer
(205) 733-8996                                     (615) 665-9066

Investor Relations:                                Investor Relations:
Randy Pittman                                      Shawn Carder
Vice President, Finance                            Director
        or                                         (615)665-9066
Tom Bartels
Director-Investor Relations                        New York Media Contact:
(205) 733-8996                                     Sam Ostrow (203)328-3018

Media Relations:
Tom Dingledy                                       Other Media Contact:
Vice President-Corporate Communications            Tom Lawrence
(205) 733-8996                                     (615) 665-9066


                        MEDPARTNERS AND PHYCOR ANNOUNCE
                           TERMINATION OF MERGER PLAN

BIRMINGHAM, ALABAMA AND NASHVILLE, TENNESSEE, JANUARY 7, 1998--MedPartners, Inc. (NYSE:MDM) and PhyCor, Inc. (Nasdaq:PHYC) today announced they have mutually agreed to terminate their plan to merge the two companies. The boards of directors of both companies had approved a merger agreement on October 29, 1997.
        "After a lengthy review and planning process, we determined due to significant operational and strategic differences we would be unable to successfully and effectively integrate the two companies," said Joseph C. Hutts, chairman, president and chief executive officer of PhyCor. "Each company takes a much different approach to business in a number of key areas, including information systems, development and operations. MedPartners is a very well managed company with tremendous management talent, and I feel sure it will continue to be very successful in the future."

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Add 1/PhyCor-MedPartners Merger

         "The MedPartners' team has worked very hard these past two months to gain an understanding of PhyCor's business philosophies and practices and to have them understand ours, and it became apparent the differences in the two companies were significant," said Larry R. House, MedPartners' chairman and chief executive officer. "During this time, we have continued to position MedPartners for the future by strengthening our day-to-day operations and planning strategic acquisitions."
         PhyCor, Inc., headquartered in Nashville,Tennessee, is a physician practice management company that operates multi-specialty clinics and manages IPAs. The company operates 55 clinics with approximately 3,860 physicians in 28 states and manages IPAs with over 18,700 physicians in 28 markets.
         MedPartners, with headquarters in Birmingham, Alabama, is the nation's largest manager of physician practices, operating in 40 states. The company develops, consolidates and manages healthcare delivery systems. Through the company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. MedPartners also manages the nation's largest independent prescription benefits management (PBM) company. Through the PBM, the company administers 53 million prescriptions annually.

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